CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the U.S. Global Investors Funds relating to the financial statements and financial highlights of U.S Government Securities Ultra-Short Bond Fund, Near-Term Tax Free Fund, Global Luxury Goods Fund, Global Resources Fund, Wold Precious Minerals Fund, and Gold and Precious Metals Fund, each a series of shares of beneficial interest in U.S. Global Investors Funds. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

April 25, 2024